Exhibit 10.15

AMENDED AND RESTATED ADMINISTRATION AGREEMENT
This Amended and Restated Administration Agreement (this “Agreement”) dated as of December 20, 2014 (the “Effective Date”), is made by and among JPMORGAN CHASE BANK,
A.(“Chase”), a national banking association, as a Buyer and as administrative agent for the Buyers (in that capacity, Chase is herein referred to as the “Administrative Agent”) and the other Buyers party hereto from time to time (collectively with Chase, “Buyers” and each a “Buyer”) and UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC and UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA (collectively, “Sellers”, and each a “Seller”). Administrative Agent, Buyers and Sellers are sometimes also referred to herein individually as a “Party” and collectively as the “Parties”. Administrative Agent, Chase, Comerica Bank, and Sellers entered into an Administration Agreement dated as of November 21, 2013 (the “Original Administration Agreement”). Effective as of the Effective Date, this Agreement amends and restates the Original Administration Agreement in its entirety. This Agreement shall henceforth be the Administration Agreement referred to in the Repurchase Agreement (defined below).

Recitals

Sellers, Chase, as a Buyer and as Administrative Agent for the Buyers, and such other Buyers have entered into a Master Repurchase Agreement dated as of November 21, 2013 (as amended by the First Amendment to Master Repurchase Agreement dated December 20, 2014, and as it may be further supplemented, amended or restated from time to time, the “Repurchase Agreement”)

Pursuant to the Repurchase Agreement, Chase, as Administrative Agent for the Buyers, has agreed to enter into Transactions for the purchase from Sellers of mortgage loans (the “Purchased Mortgage Loans”), subject to the Sellers’ joint and several obligation to repurchase such Purchased Mortgage Loans at the Repurchase Price on before the Repurchase Date.

The Buyers desire that such Transactions be allocated to them by the Administrative Agent.

The Administrative Agent desires to allocate to Buyers, and each Buyer has agreed to purchase, Purchased Mortgage Loans and the rights related thereto up to such Buyer’s Commitment (as defined below).

Administrative Agent desires to administer the Repurchase Agreement and the allocation of the Purchased Mortgage Loans as agent and representative of the Buyers.

Agreements

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, hereto agree as follows:

Article 1
DEFINED TERMS

Section 1.1    Defined Terms.

(a)All capitalized terms defined in the Repurchase Agreement and used, but not defined differently, in this Agreement have the same meanings here as there.

(b)As used herein, the following terms have the following meanings: “Administrative Questionnaire” means a form sent by the Administrative Agent to an assignee in accordance with clause (iv) of Section 8.5(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Buyer, (b) an Affiliate of a Buyer or (c) an entity or an Affiliate of an entity that administers or manages a Buyer.

“Available Commitment” means, with respect to any Buyer, the excess (if any) of (x) such Buyer’s Commitment over (y) the sum of the amounts funded by such Buyer and outstanding in respect of Transactions.

“Buyer’s Swing Line Purchase Price” means the relevant Buyer’s Purchase Price Share of a Transaction initially funded as a Swing Line Transaction.

“Commitment” means, for any day, the maximum amount for which a Buyer is committed on that day to enter into Transactions with the Sellers pursuant to the Repurchase Agreement, on its terms and subject to its conditions. The Commitments for the Buyers are as set forth on Schedule 1, as it may be updated, amended and restated by Administrative Agent from time to time.

“Custodial Assets Schedule” means a schedule of Purchased Mortgage Loans held by the Administrative Agent.

“Declining Buyer” is defined in Section 2.1(b).

“Exception Mortgage Loan” is defined in Section 6.2(h).

“Increase Date” shall have the meaning given to such term in that certain First Amendment to Side Letter dated December 20, 2014 by and between Sellers and Administrative Agent.

“Maximum Swing Line Purchase Price” means the lesser of (x) $195,000,000 prior to the Increase Date, and from and after the Increase Date, $270,000,000 and (y) the Facility Amount minus the Aggregate Purchase Price then outstanding other than the aggregate outstanding Purchase Prices with respect to the Swing Line Transactions.

“New Buyer” means a bank or other lending institution that becomes a Buyer as a result of the events described in Section 2.3 or Section 5.3(c).

“Participant” is defined in Section 8.5(a).

“Pro Rata” means in accordance with the Buyers’ respective ownership interests in the Transactions: the ratio of that Buyer’s aggregate outstanding Purchase Price to the aggregate
Purchase Price outstanding for all Buyers. On any day, the Buyers will each own an undivided interest in the Purchased Mortgage Loans, both principal and accrued interest, and a corresponding undivided interest in all Mortgage Assets and all rights to the Mortgage Assets equal to that Buyer’s undivided ownership interest in the Purchased Mortgage Loans, that bears the same ratio to all Purchased Mortgage Loans then held by Administrative Agent (as agent and representative of Buyers) as that Buyer’s Commitment bears to the aggregate Commitments for all Buyers, subject to the following adjustment: if at any time or times, any Buyer fails to fund any of its Purchase Price Share of any Transaction or fails to fund the re-funding of any Swing Line Transaction and one or more of the other Buyers at its option funds it, then:

(a)the respective ownership interests in the Transactions of both (1) the Declining Buyer and (2) the Buyer (or Buyers) that paid the corresponding amount for such Purchase Price Share(s), shall be proportionately decreased and increased, respectively, to the same extent as if their respective Commitments were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;

(b)the Declining Buyer’s share of all future distributions of any payments and prepayments on the Transactions and any fees paid by Sellers pursuant to this Agreement or the other Transaction Documents shall be paid Pro Rata among such other Buyers in accordance with their respective unrecovered amount paid on account of such Declining Buyer’s Purchase Price Share to the Buyer(s) that so funded such Declining Buyer’s Purchase Price Share until all such funding Buyers have been fully repaid the amount so funded; and

(c)such adjustment shall remain in effect until such time as the Buyer(s) that funded such Purchase Price Share have been so fully repaid.

If no other Buyer funds the Declining Buyer’s Purchase Price Share, then the Pro Rata ownership interest in the Transactions of the Buyers shall be changed, in that case so that each Buyer’s Pro Rata ownership interest in the Transactions is equal to the ratio of that Buyer’s aggregate outstanding Purchase Price to the Aggregate Purchase Price (for all Buyers). Notwithstanding the change in the Buyers’ Pro Rata ownership interests in the Transactions due to any Buyer’s failure to fund its Purchase Price Share of any Transaction(s), such failure to fund shall not diminish any Buyer’s funding obligation for its Purchase Price Shares of any subsequent Transactions.

“Purchase Price Share” means the ratio of (a) a Buyer’s Commitment to (b) the aggregate of the Commitments of all Buyers.

“Replacement Buyer” means the Buyer who has been approved by Administrative Agent in writing and is replacing the Retiring Buyer.

“Required Buyers” means, for any day, the Buyers with aggregate Commitments evidencing fifty-one percent (51%) or more of (a) the aggregate Commitments if on that day the Buyers are committed to enter into Transactions under the Repurchase Agreement or (b) the Aggregate Purchase Price if on or after that day the Buyers’ Commitments have expired or have been terminated and have not been reinstated; provided, that (i) the Commitment of any Declining Buyer shall not be included in determining the consent of Required Buyers hereunder, and (ii)
“Required Buyers” shall include at least two (2) Buyers unless all Buyers other than the consenting Buyer are Declining Buyers.

“Retiring Buyer” is defined in Section 5.3(c).

“Settlement Account” means the account described in Section 3.3(a).

“Swing Line Commitment” means Chase’s commitment to enter into Swing Line Transactions pursuant to Article 3.

“Swing Line Repurchase Date” means, with respect to a Swing Line Transaction, the Business Day next following the day that the Swing Line Transaction was entered into but in no event later than the Termination Date.

“Swing Line Transaction” means Transactions that the Sellers will enter into with Chase to initially fund the Sellers’ daily Purchase Price requirements for Transactions under the Repurchase Agreement.

Article 2
COMMITMENTS TO ENTER INTO TRANSACTIONS

Section 2.1    Commitment to Enter into Transactions.

(a)Subject to the terms and conditions of this Agreement and the Repurchase Agreement and provided that no Default or Event of Default has occurred under the Repurchase Agreement, the Administrative Agent, as agent and representative of Buyers, agrees to enter into Transactions with Sellers up to the Facility Amount. The Buyers’ respective Commitments are set forth on Schedule 1. Each Buyer shall be obligated to fund only that Buyer’s own Purchase Price Share of any Transaction requested, and no Buyer shall be obligated to the Sellers, the Administrative Agent or any other Buyer to fund a (i) greater share of any Transaction or (ii) a share in excess of such Buyer’s Available Commitment, notwithstanding any contrary inference of the provisions of the penultimate grammatical paragraph of Section 1 of the Side Letter.

(b)No Buyer shall be excused from funding its applicable Purchase Price Share of any Transaction merely because any other Buyer has failed or refused to fund its Purchase Price Share of that or any other Transaction. If any Buyer fails to fund its Purchase Price Share of any Transaction or of the re-funding of any Swing Line Transaction (a “Declining Buyer”), (i) the Administrative Agent as a Buyer (in its sole and absolute discretion) may choose to fund the Purchase Price Share of the Declining Buyer, or (ii) the Administrative Agent as a Buyer and the other Buyers who are willing to do so shall have the right (but no obligation, except as provided in Section 3.3(c) below with respect to a failure to refund a Swing Line Transaction) to fund the Declining Buyer’s Purchase Price Share in the proportion that the Commitment of each bears to the sum of the Commitments of all Buyers that have funded (or are funding) their own Purchase Price Shares of that Transaction.

(c)Regardless of whether the other Buyers fund the Purchase Price Share of the Declining Buyer, the respective ownership interests of the Buyers in the Transaction shall be adjusted Pro Rata as described in the definition thereof.
(d)Should the Administrative Agent fund the Declining Buyer’s Purchase Price Share of any Transaction, then the Declining Buyer shall have the obligation to the Administrative Agent, the Sellers and the other Buyers to deliver such amount to the Administrative Agent in collected funds on the next Business Day.

(e)Notwithstanding that multiple Buyers are purchasing Purchase Price Shares of the Transactions entered into under the Repurchase Agreement, all Transactions shall be deemed a single Transaction and all of the Mortgage Assets shall be security for all of the Obligations thereunder.

Section 2.2 Expiration or Termination of the Commitments. Unless extended in writing or terminated earlier in accordance with this Agreement and the Repurchase Agreement, the Buyers’ Commitments to enter into Transactions under this Agreement and the other Transaction Documents (including Chase’s Swing Line Commitment) shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Administrative Agent, any of the Buyers or any other Person.

Section 2.3    Request for Increase in the Facility Amount.

(a)If the Sellers shall request an increase in the Facility Amount in accordance with Section 1 of the Side Letter, the Administrative Agent shall use commercially reasonable efforts to obtain increased Commitments from existing Buyers, new Commitments from prospective new Buyers or such combination thereof as the Administrative Agent shall elect, to achieve such requested increase; each Buyer’s decision whether to increase its Commitment shall be in such Buyer’s sole and absolute discretion.

(b)The Administrative Agent shall (i) first offer the opportunity to each then- existing Buyer to proportionately increase its Commitment before offering prospective new Buyers the opportunity to join as Buyers, and (ii) will next offer the opportunity to the then-existing Buyers who have agreed to increase their Commitments to further proportionately increase them to include any Commitment increase offered to but not accepted by any of the other then-existing Buyers.

(c)If the increase in the Facility Amount is achieved in whole or in part (whether by some or all of the existing Buyers’ increasing their Commitments, written joinder in the Repurchase Agreement by a New Buyer or New Buyers, or both), then (i) the Pro Rata ownership interest in the Transactions of each Buyer (if any) that does not proportionately increase its Commitment shall automatically be reduced and adjusted proportionately and (ii) Schedule 1 shall be updated and the updates executed and delivered by the Administrative Agent to the Sellers and each of the Buyers and shall automatically supersede and replace the then-existing corresponding schedule for all purposes. The amount and Buyers offering any Facility Amount increase shall be subject to the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

Article 3
SWING LINE COMMITMENT

Section 3.1    Swing Line Commitment. In addition to its Commitment under Section 2.1, Chase agrees to enter into Swing Line Transactions with the Sellers in amounts that do not on any day exceed the Maximum Swing Line Purchase Price for purposes of initially entering into Transactions under the Repurchase Agreement (excluding the initial Transaction for the repurchase from Chase of purchased mortgage loans then held by Chase under the Prior Chase- only MRA and their purchase by Administrative Agent as agent and representative of Buyers, as described in Section 33(b) of the Repurchase Agreement, which shall be funded by all Buyers). The rights and obligations of Chase set forth in this Section 3.1 shall not modify the rights and obligations of Chase in its capacity as a Buyer.

Section 3.2    Swing Line Transactions.    Each requested Transaction (other than said initial Transaction) shall be initially funded by Chase as a Swing Line Transaction, provided that:

(a)no Default or Event of Default has occurred and is continuing or would exist after funding of such Swing Line Transaction;

Commitment;

(b)	after such funding, Chase’s aggregate Purchase Price would not exceed its

(c)	the Maximum Swing Line Purchase Price would not be exceeded; and

(d)neither the Sellers nor Chase is aware of any reason why the requested Swing Line Transaction cannot or will not be fully funded by the Buyers according to their respective Purchase Price Shares on the Swing Line Repurchase Date.

Section 3.3    Re-funding of Swing Line Transactions.

(a)By 10:00 AM, Houston time, on the Swing Line Repurchase Date, Administrative Agent will deliver written notice to each Buyer stating the amount of such Buyer’s Swing Line Purchase Price for the Swing Line Transaction funded on the immediately preceding Business Day and the amount due from each Buyer to Administrative Agent to pay such Buyer’s Swing Line Purchase Price to Chase (such amount due being such Buyer’s Swing Line Purchase Price net of the sum of such Buyer’s Pro Rata share of any Repurchase Price, Price Differential Payments and other payments theretofore received by Administrative Agent from Sellers, or from Takeout Investors or others for Sellers’s account, and not previously paid or credited by Administrative Agent to such Buyer), and each Buyer will wire such amount by 1:00 PM, Houston time, on such Swing Line Repurchase Date to the Administrative Agent by federal funds wire transfer to such account as Administrative Agent shall specify (the “Settlement Account”).

(b)Each Swing Line Transaction shall be re-funded on its Swing Line Repurchase Date by the Administrative Agent’s paying over to Chase out of the Settlement Account and/or the Funding Account, and Chase’s applying against such Swing Line Transaction, an amount equal to the aggregate Purchase Price funded by Chase in such Swing Line Transaction less Chase’s own Purchase Price Share of such Transaction.

(c)The other Buyers shall be unconditionally and irrevocably obligated subject to the provisions of this Agreement and the other Transaction Documents to timely purchase their respective Purchase Price Shares of each Swing Line Transaction and when they have done so each Swing Line Transaction will be converted to an ordinary Transaction by the Administrative Agent; provided that no Buyer shall be required to purchase its Purchase Price Share of any Swing
Line Transaction to the extent that such purchase would result in such Buyer having an outstanding Purchase Price in excess of its Commitment. In addition to the foregoing, if at the time such Swing Line Transaction was funded, Chase reasonably believed that no Default or Event of Default had occurred and was then continuing, the other Buyers shall remain unconditionally and irrevocably obligated (subject to the provisions of this Agreement and the other Transaction Documents) to timely fund their respective Purchase Price Shares of the Swing Line Transaction, irrespective of whether in the meantime any Default or Event of Default has occurred or been discovered, and irrespective of whether in the meantime some or all of the Buyers’ Commitments have lapsed, expired or been canceled, rescinded or terminated with or without cause, or have been waived, released or excused for any reason whatsoever. If any Buyer nonetheless fails to fund its Purchase Price Share of the Swing Line Transaction, upon Chase’s request, each other Buyer shall fund, in addition to its own Purchase Price Share thereof, that fraction of the Declining Buyer’s Purchase Price Share whose numerator is such Buyer’s Commitment and whose denominator is the sum of the Commitments of all Buyers other than such Declining Buyer; provided that no Buyer shall be required to fund any portion of a Declining Buyer's Purchase Price Share that would results in such Buyer having an aggregate outstanding Purchase Price in excess of it's Commitment.

(d)All accrued Price Differential on Swing Line Transactions shall be due and payable by the Sellers to the Administrative Agent (for distribution to Chase) on the later of (x) the fifteenth (15th) day of the next month (with the first Price Differential payment due January 15, 2015) or (y) two (2) Business Days after the Administrative Agent bills the Sellers for such accrued Price Differential.

Article 4
DISTRIBUTION OF PAYMENTS

Section 4.1 Pro Rata Distributions. All payments received by the Administrative Agent from the Sellers pursuant to the Repurchase Agreement and the Side Letter (including, without limitation, Non-Usage Fee, Price Differential and the Repurchase Price, but excluding fees provided for in the Fee Letter, which shall belong solely to Chase shall be distributed by the Administrative Agent to the Buyers Pro Rata in accordance with their respective ownership interests in the Transactions or as otherwise may be expressly provided in the Repurchase Agreement or Side Letter. By 10:00 AM, Houston time on the Business Day next following a Business Day when the Administrative Agent receives any such payments, their amounts and each Buyer’s Pro Rata share of them shall be described in a report delivered by the Administrative Agent to the Buyers, and the Buyers’ Pro Rata shares of such payments shall be distributed by the Administrative Agent to the Buyers by wire transfers initiated by the Administrative Agent before 1:00 PM (Houston time) on that same day, either directly to the Buyers or to such account at another financial institution as is designated from time to time by a Buyer in writing.

Article 5
THE BUYERS

Section 5.1 Buyers’ Cooperation. The Buyers agree to cooperate among themselves and with the Administrative Agent and from time to time upon the Administrative Agent’s request, to execute and deliver such papers as may be reasonably necessary to enable the Administrative Agent, in its capacity as lead buyer and servicer, to effectively administer and service the Purchased Mortgage Loans and Transactions in the manner contemplated by this Agreement and the Repurchase Agreement.
Section 5.2 Buyers’ Sharing Arrangement. Each of the Buyers agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off or otherwise) which is applicable to the payment of the Repurchase Price of or Price Differential on the Purchased Mortgage Loans and related Transactions, or of any fees or expenses owing by Sellers to Buyers under the Repurchase Agreement or any other Transaction Document, of an amount that with respect to the related sum or sums received (or receivable) by the other Buyers is in greater proportion than that Buyer’s Pro Rata ownership of the Purchased Mortgage Loans and related Transactions, then such Buyer receiving such excess amount shall purchase from the other Buyers an interest in the Obligations of the Sellers under this Agreement or any of the Transaction Documents in such amount as shall result in a proportional participation by all of the Buyers in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Buyer, such purchase shall be rescinded and the purchase price of such participation interest restored to the extent of such recovery; and provided further that the provisions of this Section 5.2 shall not apply to any of Chase’s fees under the Fee Letter.

Section 5.3    Buyers’ Acknowledgment.

(a)Each Buyer other than Chase hereby acknowledges that Chase has made no representations or warranties with respect to the Purchased Mortgage Loans other than as expressly set forth in this Agreement and the Transaction Documents and that Chase shall have no responsibility (in its capacity as a Buyer, the Administrative Agent or in any other capacity or role) for:

(i)the collectability of the Purchased Mortgage Loans; or

(ii)the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Purchased Mortgage Loans or other Mortgage Assets or any property at any time subject to

Transactions or otherwise covered by the Transaction Documents; or

(iii)any recital, statement, representation or warranty of the Sellers or any of its Subsidiaries or Affiliates in the Repurchase Agreement or any other Transaction Document, or in any other writing at any time furnished by or on behalf of any Seller or any of its Subsidiaries or Affiliates in connection therewith; or

(iv)the legality, validity, enforceability, or any legal effect of any of the Transaction Documents, or any insurance, bond or similar device purportedly protecting any obligation to the Buyers or any Purchased Mortgage Loans or other Mortgage Assets; or

(v)the financial condition of any Seller or any of its Subsidiaries or Affiliates, the status, health or viability of any industry in which any of them is involved, the prospects for repayment of the Transactions or the effectiveness of any of the provisions of the Transaction Documents (including the financial covenants, tests and hedging requirements) or any aspect of their implementation or administration at any time to reduce or control risks of any type, to produce returns, profits, yields or spreads or to reduce or control losses; or

(vi)the truthfulness, accuracy or completeness of any information at any time supplied or to be supplied in connection with any Seller or any of its Subsidiaries or Affiliates, or otherwise with respect to the Purchased Mortgage Loans, any other Mortgage Assets, or any source of equity or other financing for any of such companies, or whether any such information is current or meets the requirements of the Transaction Documents; or

(vii)any failure of any Seller or any other obligor under the Repurchase Agreement, any of the other Transaction Documents to perform any of its obligations thereunder.

(b)Each Buyer acknowledges and agrees that, independently and without reliance on the Administrative Agent or any other Buyer, and based on the financial statements and other information furnished by any Seller, its Subsidiaries and Affiliates, and such other documents and information as such Buyer deems necessary or appropriate (all of which such Buyer has obtained and reviewed to enable it to make the decision described in Section 5.3(b)(i)), such Buyer:

(i)has made its own complete analysis of the credit quality of each Seller and its Subsidiaries and the Underwriting and Acquisition Guidelines, and its own decision to make its Commitment and enter into the Repurchase Agreement, this Agreement and the other Transaction Documents;

(ii)will continue, until the Transactions are repurchased and such Buyer’s Commitment has terminated, to make its own credit analysis and its own decision to take or not to take any action in connection with the Transactions, this Agreement and the other Transaction Documents; and

(iii)will, until all Purchased Mortgage Loans in all Transactions are repurchased and such Buyer’s Commitment has terminated, maintain current and complete credit information on the Sellers and update, revise and review for itself the credit quality of each Seller and its Subsidiaries and the Transactions and their documentation.

(c)Compensation Claim; Replacement of a Buyer or Termination of Repurchase Agreement. If any Buyer (or one of its Participants) becomes entitled to claim any additional amounts pursuant to Section 8 of the Repurchase Agreement, the Buyer shall promptly notify the Administrative

Agent of the event by reason of which it has become so entitled. Provided that no Default or Event of Default has occurred, in the event any Buyer becomes a Declining Buyer or any Buyer (or one of its Participants) becomes entitled to claim any additional amounts pursuant to Section 8 of the Repurchase Agreement (in either case, herein referenced to as a “Retiring Buyer”) (i) the Sellers may seek to replace such Retiring Buyer or (ii) the Sellers may elect to terminate the Repurchase Agreement by giving an irrevocable written notice to the Administrative Agent specifying as the termination date a date no earlier than sixty (60) days, and no later than ninety (90) days after the date of the notice, and on the termination date so specified, provided that the Obligations (including the Non-Usage Fee accrued through such termination date) are then fully paid and satisfied. The replacement of a Retiring Buyer pursuant to this Section
1.shall be effective on the tenth (10th) Business Day following the date of a notice to the Retiring Buyer and each other Buyer through the Administrative Agent, subject to satisfaction of the following conditions:

(i)The Replacement Buyer(s) shall pay to the Retiring Buyer an amount equal in the aggregate to the sum of (x) the aggregate outstanding Purchase Price of the
Retiring Buyer, together with all accrued and unpaid Price Differential thereon, and (y) the Retiring Buyer’s Pro Rata share of any accrued and unpaid fees and other Obligations owing under the Repurchase Agreement.

(ii)The Sellers shall have paid to the Administrative Agent for the account of the Retiring Buyer an amount equal to all obligations owing to the Retiring Buyer by the Sellers (other than those obligations of the Sellers owing but not yet due that are referred to in this Section 5.3(c)).

(iii)The Retiring Buyer shall assign all of its rights, obligations and liabilities under the Transaction Documents to a Replacement Buyer approved by the Sellers and the Administrative Agent (such approvals not to be unreasonably withheld, conditioned or delayed); provided that the consent of the Sellers shall not be required if (A) the Replacement Buyer is a Buyer (including permitted assignees thereof); (B) the assignee is an Affiliate of a Buyer; (C) the assignee is an Approved Fund or (D) an Event of Default has occurred and is continuing and provided further that the consent of the Administrative Agent shall not be required if the assignee is (A) a Buyer (including assignees thereof); (B) an Affiliate of a Buyer or (C) an Approved Fund; provided further that (1) no such assignment shall result in a Buyer having an aggregate Commitment of less than Five Million Dollars ($5,000,000); and (2) the Administrative Agent shall have no obligation to consent to there being more than a total of ten (10) Buyers (a participant is not a Buyer).

(iv)The Retiring Buyer and the Replacement Buyer shall execute and deliver to the Administrative Agent an Assignment Agreement substantially in the form of Exhibit A hereof and the Replacement Buyer, if it is not a current Buyer, shall deliver to the Administrative Agent an Administrative Questionnaire in form and substance acceptable to the Administrative Agent.

Upon such assignment, the Retiring Buyer shall have no further right or obligation with respect to the rights and obligations assigned to and assumed by the Replacement Buyer, the Replacement Buyer shall be a Buyer for all purposes under this Agreement and the other Transaction Documents and the Commitments shall be adjusted appropriately. Each Replacement Buyer that is a New Buyer shall become a Buyer and the Retiring Buyer shall cease to be a Buyer; provided that this Agreement and the Repurchase Agreement shall continue to govern the rights and obligations of a Retiring Buyer with respect to any Transactions or other actions taken by such Retiring Buyer while it was a Buyer and the obligations of the Sellers under Section 16 of the Repurchase Agreement shall survive with respect to such Retiring Buyer.

The Sellers agree to execute such papers and agreements as are reasonably necessary to substitute the Replacement Buyer for the Retiring Buyer, including documents necessary to protect all liens and security interests of the Replacement Buyer.

Article 6
ACTIONS REQUIRING CONSENT

Section 6.1 Actions Requiring All Buyers’ Consent. Notwithstanding any provision of the Repurchase Agreement or the Side Letter that it is within the sole discretion of the Administrative Agent to do so (the Parties intend and agree that Sellers have no right to inquire into Administrative Agent’s authority to act as agent and representative of Buyers), without the written consent or ratification of all Buyers the Administrative Agent shall not:

(a)increase the Facility Amount;

(b)agree to reduction of the Non-Usage Fee or any Pricing Rates specified in the Side Letter or in any Price Differential or Repurchase Price;

(c)release any material Lien held under the Transaction Documents other than in accordance with the Transaction Documents;

(d)enter into any Transaction for the purchase of any ineligible Mortgage Loans (other than pursuant to the Administrative Agent’s discretionary authority under Section 6.2(h));

(e)change any Buyer’s Purchase Price Share or Pro Rata share of a Transaction other than in accordance with the express provisions of the Transaction Documents;

(f)increase the concentration limits set forth in the definition in the Repurchase Agreement of Eligible Mortgage Loan (or otherwise modify such definition), or consent to any increases in the Purchase Prices specified in the Side Letter;

(g)agree to any change in the nature of the Buyers’ respective Commitments from several to joint, in whole or in part;

(h)	agree to any change to the definition of “Required Buyers”;

(i)	extend the Termination Date;

Documents;

(j)	release any Seller from any of its material obligations under the Transaction

(k)	release any guaranty (if any);

(l)change any provision of any Transaction Document that provides for the pro rata nature of disbursements by or payments to the Buyers;

(m)extend the due date for payment of the Upfront Fee or any Non-Usage Fee, or any Remittance Date, other than in accordance with the express provisions of the Transaction Documents; or

(n)	agree to any change in this Section 6.1 or in Section 6.2 below.

Section 6.2 Actions Requiring Required Buyers’ Consent. Notwithstanding any provision of the Repurchase Agreement or the Side Letter that it is within the sole discretion of the Administrative Agent to do so, without the written consent or ratification of the Required Buyers, the Administrative Agent shall not:
(a)notify the Sellers that the Buyers do not intend to enter into Transactions as a result of the failure of the conditions precedent (specified in Section 7 of the Repurchase Agreement) to be satisfied;

(b)agree to any material change to, or waive in writing, any of the material conditions precedent to Transactions specified in Section 7 of the Repurchase Agreement;

(c)agree to any material change to, or waive in writing, any of the material representations and warranties of Sellers specified in Section 10 of the Repurchase Agreement;

(d)exercise any of the remedies for default described in Section 12 of the Repurchase Agreement;

(e)	waive any Event of Default under the Transaction Documents;

(f)unless directed by the Required Buyers not to make a Margin Call, fail to make a Margin Call when the related Margin Deficit exceeds Two Million Five Hundred Thousand Dollars ($2,500,000);

(g)except as otherwise expressly provided for in this Section 6.2, cause or permit any material change in the terms of any affirmative or negative covenants in the Repurchase Agreement or other Transaction Documents; or

(h)cause or permit any material change in the eligibility standards for Mortgage Loans under the Repurchase Agreement or materially change the definition of Eligible Mortgage Loan, provided that the Administrative Agent may in its discretion approve or continue to treat a Mortgage Loan as an Eligible Mortgage Loan (including for purposes of Section 4(d) of the Repurchase Agreement) that otherwise would be ineligible due to concentration limitations or aging limits or breaches of representations and warranties (such Mortgage Loans “Exception Mortgage Loans”) but only to the extent that the sum of the Purchase Prices of such Exception Mortgage Loans do not exceed five percent (5.0%) of the Facility Amount at the time of approval.

Section 6.3 Action Requiring Consent of Affected Buyer. Without the written consent or ratification of each Buyer affected thereby, the Administrative Agent shall not increase any Buyer’s Commitment.

Section 6.4 Administrative Agent’s Discretionary Actions. Except as provided in Section 6.1 and Section 6.2, in its capacity as Administrative Agent and without seeking or obtaining the consent, agreement or approval of any of the other Buyers (although Administrative Agent may elect to obtain any such consent, agreement or approval before acting if in its sole discretion it deems that desirable), the Administrative Agent may:

(a)agree or consent to any change in the handling of the Purchased Mortgage Loans or other Mortgage Assets which in the Administrative Agent’s reasonable judgment is unlikely to have a Material Adverse Effect;

(b)release, reconvey or change, in whole or in part, any Mortgage Asset which is required to be released or reconveyed in accordance with the Transaction Documents;
(c)approve any new investor proposed by the Sellers (and the Administrative Agent will promptly provide to any Buyer that requests it a current list of Approved Takeout Investors);

(d)	approve any Seller’s declaration or payment of any dividend;

(e)	determine the Market Value of Purchased Mortgage Loans; and

(f)do or perform any act or thing that, in the Administrative Agent’s reasonable judgment, is necessary or appropriate to enable the Administrative Agent to properly discharge and perform its duties under this Agreement, the Repurchase Agreement, the Side Letter or any other Transaction Document, or which in its reasonable judgment is necessary or appropriate to preserve or protect the validity, integrity or enforceability of the Transaction Documents, the Purchased Mortgage Loans or other Mortgage Assets or the financial condition, operations or prospects in respect of Sellers or to preserve and protect the interest of the Buyers in any of the foregoing.

Section 6.5 Buyers’ Consent to Amendments to Transaction Documents. Each undersigned Buyer, by its execution of this Agreement, authorizes Administrative Agent to enter into the First Amendment to Master Repurchase Agreement and the First Amendment to Side Letter, each dated December 20, 2014, with Sellers, and consents to the amendments to the Transaction Documents set forth therein.

Article 7
JPMORGAN AS AGENT

Section 7.1 Administrative Agent’s Duties. In its capacity as Administrative Agent and until all Transactions are fully paid and satisfied, the Administrative Agent shall:

(a)hold the Transaction Documents, the Purchased Mortgage Loans and the other Mortgage Assets as agent for itself and each other Buyer, and each Buyer (including Chase) shall be deemed to have an interest in the Transaction Documents, the Purchased Mortgage Loans and the other Mortgage Assets on any day in proportion to its Pro Rata interest in the outstanding Transactions on that day;

(b)send, in accordance with the Repurchase Agreement, bills to the Sellers for accrued Price Differential, the Non-Usage Fee and other sums due and receive all payments of Repurchase Price, Price Differential, Non-Usage Fee and other sums on account of the Transactions or with respect to them;

(c)use reasonable diligence to obtain from the Sellers and promptly remit to each Buyer such Buyer’s Pro Rata shares of Repurchase Price, Price Differential, Non-Usage Fee and other sums received by the Administrative Agent on account of the Transactions or with respect to them, in accordance with this Agreement;

(d)use reasonable diligence to recover from the Sellers all expenses incurred that are reimbursable by the Sellers, and promptly remit to each Buyer its Pro Rata share (if any) thereof;
(e)enforce the terms of this Agreement and the Repurchase Agreement, including, with the approval or at the direction of the Required Buyers, the remedies afforded the Buyers pursuant to Section 12 of the Repurchase Agreement;

(f)hold all security interests ratably for itself as a Buyer and as agent and bailee for and on behalf of the other Buyer(s);

(g)request from the Sellers, and promptly forward to the other Buyers, such information as the other Buyers may reasonably request the Administrative Agent to obtain from the Sellers, consistent with the terms of this Agreement and the Repurchase Agreement;

(h)deliver to the Buyers within a reasonable period of time any notices Administrative Agent receives under Section 11(d) of the Repurchase Agreement;

(i)without limiting the Administrative Agent’s rights set forth in Section 5 of the Repurchase Agreement, give notice to the Buyers of any Margin Deficit in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); and

(j)upon request of a Buyer (such request not to be made more than once per week), the Administrative Agent shall deliver a copy of the Custodial Assets Schedule to such Buyer.

Section 7.2 Administrative Agent’s Representations to Buyers. The Administrative Agent hereby represents and warrants to the Buyers (other than itself) that:

(a)the Administrative Agent has delivered to each Buyer true copies of the originals of those Transaction Documents that have been specifically requested by that Buyer; and

(b)the Administrative Agent has no current actual knowledge that any Event of Default has occurred and is continuing on the date of this Agreement.

Section 7.3 Administrative Agent’s Duty of Care, Express Negligence Waiver and Release. AT ALL TIMES UNTIL THE TRANSACTIONS HAVE BEEN PAID IN FULL, THE ADMINISTRATIVE AGENT SHALL EXERCISE THE SAME DEGREE OF CARE IN ADMINISTERING THE TRANSACTIONS, THE PURCHASED MORTGAGE LOANS AND THE OTHER MORTGAGE ASSETS AS CHASE EXERCISES WITH RESPECT TO TRANSACTIONS AND PURCHASED MORTGAGE LOANS THAT ARE HELD SOLELY BY CHASE FOR ITS OWN ACCOUNT, AND THE ADMINISTRATIVE AGENT, IN ITS CAPACITY AS ADMINISTRATIVE AGENT SHALL HAVE NO RESPONSIBILITY TO THE BUYERS OTHER THAN TO EXERCISE SUCH STANDARD OF CARE AND, IN ANY EVENT, CHASE SHALL HAVE NO LIABILITY WITH RESPECT TO ANY OTHER BUYER’S PRO RATA INTEREST IN THE TRANSACTIONS EXCEPT FOR CHASE’S OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT IN THE CASE OF ITS OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER THE ADMINISTRATIVE AGENT, ANY BUYER, NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM UNDER THIS AGREEMENT, THE REPURCHASE AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS REASONABLY BELIEVED BY IT
OR THEM TO BE WITHIN THE DISCRETION OR POWER CONFERRED UPON IT OR THEM BY THE
TRANSACTION DOCUMENTS OR BE RESPONSIBLE FOR CONSEQUENCES OF ANY ERROR OF
JUDGMENT, THE BUYERS EXPRESSLY INTENDING TO HEREBY WAIVE AND RELEASE ALL PRESENT AND FUTURE CLAIMS AND RIGHTS AGAINST THE ADMINISTRATIVE AGENT (I) OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR (II) FOR DAMAGES OR INJURIES CAUSED OR CONTRIBUTED TO BY ANY INDEMNIFIED PARTY’S SOLE OR CONCURRENT ORDINARY NEGLIGENCE THAT DOES NOT AMOUNT TO GROSS NEGLIGENCE OR WILLFUL
MISCONDUCT. Except as otherwise specifically and expressly set forth in this Agreement, the Administrative Agent shall not be responsible in any manner to anyone for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement, any supplement, amendment or restatement of it or of any other Transaction Documents or for any representation, warranty, document, certificate, report or statement made or furnished in, under or in connection with this Agreement or any of the other Transaction Documents or be under any obligation to anyone to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of this Agreement or of the other Transaction Documents or any Guaranty on the part of the Sellers, any Guarantor or anyone else. Without limiting the generality of the foregoing provisions of this Section 7.3, the Administrative Agent may seek and rely upon the advice of legal counsel in taking or refraining to take any action under any of the Transaction Documents or otherwise in respect of the Transactions, the Mortgage Assets and its parties, and shall be fully protected in good faith relying upon such advice.

Section 7.4 Resignation of the Administrative Agent. The Administrative Agent, or any agent or agents hereafter appointed, at any time may resign by giving written notice of resignation to the Sellers and the Buyers and complying with the applicable provisions of this Section 7.4. Upon receiving such notice of resignation or removal, with the Sellers’ consent, which consent shall not unreasonably be conditioned, delayed or withheld (and shall not be required if any Default or Event of Default has occurred that the Administrative Agent has not declared in writing to have been cured or waived), a successor Administrative Agent shall be promptly appointed by all of the Buyers by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Administrative Agent and one copy to the successor Administrative Agent.

Section 7.5    Successor Administrative Agent.    Any successor Administrative Agent appointed as provided in Section 7.4 shall execute and deliver to the Sellers, the Buyers and to its predecessor Administrative Agent an instrument accepting such appointment, and thereupon the resignation or removal of the predecessor Administrative Agent shall become effective and such successor Administrative Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor, with like effect as if originally named as the Administrative Agent; provided that upon the written request of the Sellers, Required Buyers or the successor Administrative Agent, the Administrative Agent ceasing to act shall execute and deliver (a) an instrument transferring to such successor Administrative Agent all of the rights of the Administrative Agent so ceasing to act and (b) to such successor Administrative Agent such instruments as are necessary to transfer the Mortgage Assets to such successor Administrative Agent (including assignments of all Mortgage Assets or Transaction Documents).    Upon the request of any such successor Administrative Agent made from time to time, the Sellers shall execute any and all papers which the successor Administrative Agent shall request or require to more fully and certainly vest in and confirm to such successor Administrative Agent all such rights.

Section 7.6 Merger of the Administrative Agent. Any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated, or any
Person surviving or resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party or any Person succeeding to the commercial banking business of the Administrative Agent, shall be the successor Administrative Agent without the execution or filing of any paper or any further act on the part of any of the parties.

Article 8 GENERAL

Section 8.1 Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Administrative Agent, the Buyers (as and to the extent required by Section 6.1, Section 6.2 or Section 6.3, as the case may be) and the Sellers.

Section 8.2    Termination. This Agreement shall terminate upon the repayment of all

Obligations of Sellers under the Repurchase Agreement and termination thereof.

Section 8.3    Headings. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 8.4    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute but one instrument.

Section 8.5    Assignment; Successors and Assigns.

(a)Participations. (i) Any Buyer may, without the consent of the Sellers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Buyer’s Pro Rata Shares of Transactions, or their Commitment; provided that (A) such Buyer’s obligations under this Agreement and the Repurchase Agreement shall remain unchanged, (B) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Sellers, the Administrative Agent and the other Buyers shall continue to deal solely and directly with such Buyer in connection with such Buyer’s rights and obligations under this Agreement and the Repurchase Agreement. Any agreement or instrument pursuant to which a Buyer sells such a participation shall provide that such Buyer shall retain the sole right to enforce this Agreement and the Repurchase Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and the Repurchase Agreement; provided that such agreement or instrument may provide that such Buyer will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 6.1 hereof that affects such Participant. In those cases (if any) where a Buyer grants rights to any of its Participants to approve amendments, modifications or waivers of any Transaction Documents pursuant to the immediately preceding sentence, such Buyer shall use commercially reasonable efforts to include a voting mechanism as to all such approval rights in the relevant participation agreement(s); provided, that if no such voting mechanism is provided for or is fully and immediately effective, then the vote of such Buyer itself shall be the vote for all of such Buyer’s Pro Rata portions of the Transactions. Subject to Section 8.5(a)(ii) hereof, the Sellers agrees that each Participant shall be entitled to the benefits of Sections 7 and 8 of the Repurchase Agreement to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to Section 8.5(b) hereof. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8 of the Repurchase Agreement as though it were a Buyer, provided such Participant agrees to be subject to Article 5 hereof as though it were a Buyer. Notwithstanding any other provision of this Section 8.5(a), neither Sellers, any other Buyer nor Administrative Agent shall have any responsibility or obligation to collect any payments from or remit any payments to any Buyer’s Participant, provide any information, reports or statements to any Buyer’s Participant, obtain any approval, agreement or consent of any Buyer’s Participant or poll any Buyer’s Participants’ votes.

(ii) A Participant shall not be entitled to receive any greater payment under the Repurchase Agreement than the applicable Buyer would have been entitled to receive with respect to the participation sold to such Participant.

(b)	Assignments.

(i)Neither Seller may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Buyer (and any attempted assignment or transfer by any Seller without such consent shall be null and void).

(ii)Any Buyer may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Pro Rata Share of the Transactions at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Sellers and the Administrative Agent; provided that the consent of the Sellers shall not be required if (A) the assignee is a Buyer (including permitted assignees thereof); (B) the assignee is an Affiliate of a Buyer; (C) the assignee is an Approved Fund or (D) if a Default or an Event of Default has occurred and is continuing and provided further that the consent of the Administrative Agent shall not be required if the assignee is (A) a Buyer (including permitted assignees thereof); (B) an Affiliate of a Buyer or (C) an Approved Fund; provided further that (1) no such assignment shall result in a Buyer having an aggregate Commitment of less than Five Million Dollars ($5,000,000); (2) the Administrative Agent shall have no obligation to consent to there being more than a total of ten
(10) Buyers (a participant is not a Buyer) and (3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement substantially in the form of Exhibit A hereof and the assignee, if the assignee is not a current Buyer, shall deliver to the Administrative Agent an Administrative Questionnaire in form and substance acceptable to the Administrative Agent.

(iii)Upon such assignment, the assignee shall be a Buyer for all purposes under this Agreement and the other Transaction Documents, if the assignment is an assignment of all of the assignor’s interest in the Pro Rata Share of the Transactions or Commitments and its security to an assignor, the assignor shall be automatically released from all of its obligations and liabilities hereunder and under the Transaction Documents, and, whether it is such a complete assignment or only a partial assignment, the Pro Rata Share of the Transactions or Commitments shall be adjusted appropriately, and the parties agree to approve in writing a revised and updated version of Schedule 1.
Section 8.6 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if given in accordance with Section 15 of the Repurchase Agreement.

Section 8.7 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 8.8 Consent to Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS Section 8.8 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES HEREUNDER SPECIFIED IN THE REPURCHASE AGREEMENT OR IN ANY RELATED JOINDER AGREEMENT.

Section 8.9 Jury Trial Waiver. EACH OF SELLERS, BUYERS AND ADMINISTRATIVE AGENT (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN ANY SELLER AND ADMINISTRATIVE AGENT OR ANY BUYER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYERS AND ADMINISTRATIVE AGENT TO PROVIDE THE FACILITY EVIDENCED BY THIS AGREEMENT.

Section 8.10 Entirety. This Agreement and the Transaction Documents represent the entire agreement between the Parties with respect to the subject matter. This Agreement supersedes all prior agreements and understandings, oral or written, with respect to the subject matter. In the event of a conflict between this Agreement and the Repurchase Agreement with respect to the Sellers’ rights or obligations, the Repurchase Agreement shall prevail.
Section 8.11 Intent. This Agreement is intended to constitute a security agreement or arrangement or other credit enhancement related to the “Repurchase Agreement” and transactions thereunder as defined under Section 101(47)(v) of the Bankruptcy Code.

Section 8.12 No Third Party Beneficiaries. Except as expressly set forth herein, there are no intended third party beneficiaries to this Agreement.

Section 8.13 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)references herein to Articles, Sections and other subdivisions without specification of a document are to designated Articles, Sections and other subdivisions of this Agreement;

(d)a reference to a paragraph or clause without reference to a specific Section is a reference to the paragraph or clause contained in the same Section in which the reference appears;

(e)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

enumeration;

(f)	the term “include” or “including” means without limitation by reason of

(g)all times specified herein (unless expressly specified otherwise) are Central times unless otherwise stated.

Section 8.14 Multiple Sellers. Sellers acknowledge and agree that the representations, warranties, covenants and agreements set forth in Section 30 of the Repurchase Agreement are incorporated herein by reference.
Section 8.15 Execution of Transaction Documents. Each Party represents to the other Parties that this Agreement, the Repurchase Agreement and the Side Letter were executed (to the extent executed by such Party) by such Party outside the State of Florida.

(The remainder of this page is intentionally blank; counterpart signature pages follow.)

EXECUTED as of the Effective Date.

JPMORGAN CHASE BANK, N.A.,    as
Administrative Agent and as a Buyer

By:/s/ Carolyn W. Johnson	Carolyn W. Johnson
Senior Vice President and Underwriter
COMERICA BANK
(a Buyer)

By:/s/ Daniel Voigt	Daniel Voigt, Assistant Vice President

Address for Notices:

Comerica Bank Comerica Bank Tower
1717 Main St., Mail Code 6577
Dallas, Texas 75201 Attention: Daniel Voigt phone: (214) 462-4277 fax: (214) 462-4280
email: djvoigt@comerica.com
BRANCH    BANKING    AND    TRUST COMPANY
(a Buyer)

By:/s/ Stephen Kleindienst      Name: Stephen Kleindienst
Title: Senior Vice President

Address for Notices:

Branch Banking and Trust Company

Attention:
phone: fax: email:

UNIVERSAL AMERICAN MORTGAGE COMPANY, LLC,
jointly and severally with the other Sellers

By: /s/ Robert S. Greaton
Name: Robert S. Greaton
Title: Vice President

UNIVERSAL AMERICAN MORTGAGE COMPANY OF CALIFORNIA,
jointly and severally with the other Sellers

By: /s/ Robert S. Greaton
Name: Robert S. Greaton
Title: Vice President

Schedule 1
Buyers’ Commitments

BUYERS	COMMITMENTS PRIOR TO INCREASE DATE	COMMITMENTS FROM AND AFTER INCREASE DATE
JPMorgan Chase Bank, N.A.	$250,000,000	$305,000,000
Comerica Bank	$75,000,000	$90,000,000
Branch Banking and Trust Company	$25,000,000	$55,000,000
Facility Amount	$350,000,000	$450,000,000

Exhibit A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Administration Agreement identified below (as amended, the “Administration Agreement”) and the Repurchase Agreement, as defined in the Administration Agreement. Assignee hereby acknowledges receipt of a copy of the Repurchase Agreement and the Administration Agreement. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Administration Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below
(i) all of the Assignor’s rights and obligations in its capacity as a Buyer under the Repurchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swing Line Transactions included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Buyer) against any Person, whether known or unknown, arising under or in connection with the Administration Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Buyer Affiliate of [identify Buyer]]

3.	Sellers:

4.	Administrative Agent:
    , as the agent and representative of the Buyers under the Administration Agreement

5.	Administration Agreement: The [amount] Administration Agreement dated as of among [name of Sellers], the Buyers parties thereto and [name of Administrative Agent], as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Commitments for all Buyers	Amount of Commitment/Transactions Assigned	Percentage Assigned of Commitment/Transactions
$	$	%

Effective Date:    , 20 [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:_	Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:_	Title:
[Consented to and] Accepted:

[NAME OF AGENT], as
Administrative Agent

By	Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By	Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Administration Agreement or any other Transaction Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Transaction Documents or any collateral thereunder, (iii) the financial condition of the Sellers, any of its (their) Subsidiaries or Affiliates or any other Person obligated in respect of any Transaction Documents or (iv) the performance or observance by the Sellers, any of its (their) Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Transaction Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Buyer under the Administration Agreement, (ii) it satisfies the requirements, if any, specified in the Administration Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Buyer, (iii) from and after the Effective Date, it shall be bound by the provisions of the Administration Agreement as a Buyer thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Buyer thereunder, (iv) it has received a copy of the Administration Agreement, together with copies of the most recent financial statements delivered pursuant to the Administration Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Buyer, and (v) if it is a Person that is organized under the legal requirements of any jurisdiction other than the United States of America or any State thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Administration Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Transaction Documents are required to be performed by it as a Buyer.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.